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                                                                      EXHIBIT 12



RATIO OF EARNINGS TO FIXED CHARGES
Union Pacific Corporation and Subsidiary Companies

Millions of Dollars, Except for Ratio           2002          2001          2000         1999          1998
-------------------------------------        ----------    ----------    ----------   ----------    ----------
Earnings from continuing operations ......   $    1,341    $      966    $      842   $      783    $     (633)
Undistributed equity (earnings) loss .....          (34)          (48)           24          (45)          (44)
                                             ----------    ----------    ----------   ----------    ----------
   Total earnings ........................        1,307           918           866          738          (677)
                                             ----------    ----------    ----------   ----------    ----------
Income taxes .............................          675           567           468          419           (63)
                                             ----------    ----------    ----------   ----------    ----------
Fixed charges:
   Interest expense including
      amortization of debt discount ......          633           701           723          733           714
   Portion of rentals representing
      an interest factor .................           44            42           174          186           181
                                             ----------    ----------    ----------   ----------    ----------
   Total fixed charges ...................          677           743           897          919           895
                                             ----------    ----------    ----------   ----------    ----------
Earnings available for fixed charges .....   $    2,659    $    2,228    $    2,231   $    2,076    $      155
                                             ----------    ----------    ----------   ----------    ----------
Ratio of earnings to fixed charges .......          3.9           3.0           2.5          2.3            --[a]
                                             ----------    ----------    ----------   ----------    ----------

[a] 1998 earnings were inadequate to cover fixed charges by $740 million.